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EXHIBIT 99.2

                            SELECTED FINANCIAL DATA.

     The following table sets forth certain financial data for the years ended December 31, 2000, 1999, 1998, 1997 and 1996. This information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Form 8-K/A.

                                                        YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------
                                           2000         1999       1998       1997       1996
                                         ---------    --------    -------    -------    -------
                                            (1)         (2)         (3)                   (4)
                                                             (IN MILLIONS)
Income statement data:
Operating revenues.....................  $ 2,840.8    $1,584.1    $ 747.0    $ 491.8    $ 228.3
(Loss) before extraordinary item.......   (2,967.0)     (732.7)    (503.9)    (328.6)    (254.5)
Net (loss).............................   (2,967.0)     (735.7)    (534.6)    (333.1)    (254.5)

                                                           AS OF DECEMBER 31,
                                       ----------------------------------------------------------
                                         2000         1999         1998        1997        1996
                                       ---------    ---------    --------    --------    --------
                                          (1)          (2)         (3)                     (4)
Working (deficiency) capital.........  $  (876.0)   $ 2,261.4    $  600.5    $  (52.3)   $  242.1
Fixed assets, net....................   12,693.0      5,597.7     3,854.4     1,757.0     1,459.5
Total assets.........................   28,327.2     12,211.6     6,194.1     2,421.6     2,454.6
Long-term debt.......................   15,044.1      8,798.0     5,043.8     2,015.1     1,732.2
Redeemable preferred stock...........         --        141.8       124.1       108.5          --
Shareholder's equity (deficiency)....   10,392.3      2,136.9       355.2       (61.7)      328.1

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(1) In March 2000, the Company purchased Cablecom for an aggregate purchase price of $3,528.7 million, including intangibles of $2,355.3 million. In May 2000, NTL Incorporated purchased ConsumerCo for an aggregate purchase price of $13,111.0 million, including intangibles of $8,879.0 million. ConsumerCo was subsequently acquired by a subsidiary of the Company from NTL Incorporated. The net assets and results of operations of Cablecom and ConsumerCo are included in the consolidated financial statements from March 2000 and May 2000, their respective dates of acquisition.

(2) In March 1999, the Company purchased Diamond for an aggregate purchase price of $984.6 million, including intangibles aggregating $1,323.0 million. In April 1999, the Company purchased the Australian National Transmission Network for an aggregate purchase price of $425.8 million, including intangibles of $220.6 million. In July 1999, the Company acquired Cablelink for an aggregate purchase price of $700.5 million, including intangibles of $669.6 million. In August and December 1999, the Company acquired the 1G Networks of France Telecom for an aggregate purchase price of $61.9 million, including intangibles of $64.7 million. In September 1999, the Company acquired the shares of Workplace Technologies plc, for an aggregate purchase price of $175.0 million, including intangibles of $176.9 million. The net assets and results of operations of Diamond, the Australia National Transmission Network, Cablelink, the 1G Networks and Workplace Technologies are included in the consolidated financial statements from their respective dates of acquisition.

(3) In June and September 1998, the Company purchased ComTel for an aggregate purchase price of $969 million, including intangibles aggregating $224 million. In October 1998, the Company purchased Comcast U.K. for an aggregate purchase price of $600 million, including intangibles of $130 million. In December 1998, the Company purchased EGT for an aggregate purchase price of $151 million, including intangibles of $45 million. The net assets and results of operations of ComTel, Comcast U.K. and EGT are included in the consolidated financial statements from their respective dates of acquisition.

(4) In May 1996, the Company purchased NTL Group Limited for an aggregate purchase price of $439 million, including goodwill of approximately $263 million. The net assets and results of operations of NTL Group Limited are included in the consolidated financial statements from the date of the acquisition.

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